                                                            Exhibit 99



                                 FARMER MAC NEWS


FOR IMMEDIATE RELEASE                                       CONTACT
January 26, 2005                                            Jerome Oslick
                                                            202-872-7700


                    Farmer Mac Reports Fourth Quarter Results


     Washington, D.C. -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today reported U.S. GAAP net income of $9.8 million or $0.82 per diluted share for fourth quarter 2004, compared to $8.6 million or $0.70 per diluted share for third quarter 2004 and $4.9 million or $0.40 per diluted share for fourth quarter 2003. For the year ended December 31, 2004, net income was $28.2 million or $2.32 per diluted share, compared to $25.0 million or $2.08 per diluted share for the year ended December 31, 2003. Core earnings were $9.9 million or $0.82 per diluted share for fourth quarter 2004, compared to $5.4 million or $0.44 per diluted share for third quarter 2004 and $5.8 million or $0.47 per diluted share for fourth quarter 2003. For the year ended December 31, 2004, core earnings were $27.4 million or $2.25 per diluted share, compared to $23.0 million or $1.91 per diluted share for the corresponding period in the prior year.

     Farmer Mac reports its "core earnings," a non-GAAP measure, in addition to GAAP earnings. Farmer Mac uses the core earnings measure to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from the application of the derivative accounting standards.

     Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, "The portfolio of loans underlying Farmer Mac's guarantees and LTSPCs continues to perform well, underscoring the effectiveness of Farmer Mac's ongoing credit risk management and the strength of the U.S. agricultural economy. We are pleased that, as of December 31, 2004, 90-day delinquencies in Farmer Mac's portfolio remained at low levels, in terms of both dollars and percentages. Those delinquencies totaled $25.3 million, representing 0.55 percent of the portfolio, compared to $30.1 million and 0.60 percent as of December 31, 2003, and $58.2 million and 1.21 percent as of December 31, 2002. Similarly, real estate owned (REO) was reduced to $3.8 million as of December 31, 2004, from $15.5 million as of December 31, 2003.

     "After careful evaluation of the overall improved credit quality of Farmer Mac's portfolio, the strong U.S. agricultural economy, the recent upward trends in agricultural land values and the year-over-year reduction in Farmer Mac's outstanding guarantees and commitments, Farmer Mac determined that the appropriate level of allowance for losses as of December 31, 2004 was $17.1 million. This resulted in the release of approximately $5.3 million from the allowance for losses in fourth quarter 2004, which was $0.28 per diluted share. As of December 31, 2004, the allowance for losses was 37 basis points relative to the outstanding Farmer Mac I portfolio, compared to $22.1 million and 44 basis points as of December 31, 2003 and $20.0 million and 42 basis points as of December 31, 2002.

     "For fourth quarter 2004, new business volume was $117.4 million. As in recent quarters, Farmer Mac's new business was slow as a result of the increased liquidity of agricultural borrowers, the increased available capital and liquidity of agricultural lenders, and regulatory conditions. Looking forward, Farmer Mac's Board and management are focused on the long-term growth of the business and the development of new ways to serve the financing needs of rural America.

     "For 2005, Farmer Mac remains confident of opportunities for growth and increased business volume, but the effect of any new business on earnings will depend on the timing and nature of the transactions. Farmer Mac's earnings are affected also by recoveries under representation and warranty claims and the receipt of yield maintenance payments. Taking account of all these variables, and the release of a portion of the allowance for losses in fourth quarter 2004, we anticipate core earnings for 2005 will be somewhat below the level achieved in 2004."

Non-GAAP Performance Measures

     Farmer Mac reports its financial results in accordance with GAAP. In addition to GAAP measures, Farmer Mac presents certain non-GAAP performance measures. Farmer Mac uses the latter measures to develop financial plans, to gauge corporate performance and to set incentive compensation because, in management's view, the non-GAAP measures more accurately represent Farmer Mac's economic performance, transaction economics and business trends. Investors and the investment analyst community have previously relied upon similar measures to evaluate Farmer Mac's historical and future performance. Farmer Mac's disclosure of non-GAAP measures is not intended to replace GAAP information but, rather, to supplement it.

     "Core earnings" is one such non-GAAP measure that Farmer Mac developed to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). The GAAP measure most comparable to core earnings is net income available to common stockholders. Unlike core earnings, however, the GAAP measure is heavily influenced by unrealized gains or losses in the value of financial derivatives used to hedge interest rate risk in Farmer Mac's mortgage portfolio. Because the effects of financial derivatives under FAS 133 included in the GAAP measure are driven by fluctuations in interest rates that cannot reliably be predicted, Farmer Mac does not project GAAP net income available to common stockholders.

     The reconciliation of GAAP net income available to common stockholders to core earnings is presented in the following table:

                  Reconciliation of GAAP Net Income Available to Common Stockholders to Core Earnings
-------------------------------------------------------------------------------------------------------------------------
                                              Three Months Ended                              Year Ended
                                       December 31,         December 31,          December 31,          December 31,
                                           2004                  2003                2004                  2003
                                   --------------------- -------------------- --------------------- ---------------------
                                                           (in thousands, except per share amounts)
                                                 Per                 Per                     Per                   Per
                                               Diluted              Diluted                Diluted               Diluted
                                                Share                Share                  Share                 Share
                                              ----------           ---------              ----------            ----------
GAAP net income available
   to common stockholders          $ 9,837     $ 0.82    $ 4,896    $ 0.40     $ 28,228      $2.32   $ 25,030     $ 2.08

Less the effects of FAS 133:
   Unrealized gains/(losses)
    on financial derivatives and
    trading assets, net of tax         (45)      0.00       (974)    (0.08)         588       0.05      1,720       0.14

   Benefit from non-amortization
    of premium payments
    on financial derivatives,
    net of tax                           -          -         76      0.01          228       0.02        317       0.03


                                  ---------- ---------- ---------- ---------  ----------- --------------------- ----------
Core earnings                      $ 9,882     $ 0.82    $ 5,794    $ 0.47     $ 27,412      $2.25   $ 22,993     $ 1.91
                                  ---------- ---------- ---------- ---------  ----------- --------------------- ----------

     Later in this release, Farmer Mac provides additional information about the impact of FAS 133 on GAAP net income available to common stockholders.

Net Interest Income

     Net interest income, which does not include guarantee fees from loans purchased and retained prior to April 1, 2001 (the effective date of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("FAS 140")), was $8.0 million for fourth quarter 2004, compared to $8.0 million for third quarter 2004 and $9.1 million for fourth quarter 2003. The net interest yield was 88 basis points for fourth quarter 2004, compared to 84 basis points for third quarter 2004 and 91 basis points for fourth quarter 2003. The effect of FAS 140 for fourth quarter 2004 was the reclassification of guarantee fee income as interest income in the amount of $1.0 million (11 basis points), compared to $1.0 million (10 basis points) in third quarter 2004, and $1.1 million (11 basis points) in fourth quarter 2003.

     Farmer Mac classifies the net interest income and expense realized on financial derivatives that are not in fair value or cash flow hedge relationships as gains and losses on financial derivatives and trading assets. This classification resulted in reductions of the net interest yield of 5 basis points, 5 basis points and 2 basis points for fourth quarter 2004, third quarter 2004 and fourth quarter 2003, respectively.

     The net interest yields for fourth quarter 2004, third quarter 2004 and fourth quarter 2003 included the benefits of yield maintenance payments of 11 basis points, 19 basis points and 11 basis points, respectively. For fourth quarter 2004, yield maintenance payments increased net income by $0.7 million or $0.05 per diluted share, compared to $1.1 million or $0.09 per diluted share for third quarter 2004 and $0.7 million or $0.06 per diluted share for fourth quarter 2003.

Guarantee and Commitment Fees

     Guarantee and commitment fees were $5.2 million for fourth quarter 2004, compared to $5.3 million for third quarter 2004 and $5.4 million for fourth quarter 2003. As discussed above, $1.0 million of guarantee fee income was classified as interest income in fourth quarter 2004, compared to $1.0 million in third quarter 2004, and $1.1 million in fourth quarter 2003, pursuant to FAS 140.

Miscellaneous Income

     Miscellaneous income for fourth quarter 2004 was $1.1 million, compared to $0.7 million for third quarter 2004 and $0.1 million for fourth quarter 2003. Of the $1.1 million of miscellaneous income in fourth quarter 2004, $1.0 million represented a recovery from a seller for a breach of representations and warranties associated with the prior sale of agricultural mortgage loans to Farmer Mac. Farmer Mac had previously charged off that amount as losses on the related loans.

Operating Expenses

     Compensation and employee benefits for fourth quarter 2004 were $1.8 million, compared to $1.7 million for third quarter 2004 and $1.6 million for fourth quarter 2003. General and administrative expenses for fourth quarter 2004 were $2.9 million, compared to $2.0 million for third quarter 2004 and $2.1 million for fourth quarter 2003. The increases in compensation and employee benefits and general and administrative expenses were due, in large part, to greater staffing levels necessary for increased corporate governance and regulatory compliance activities, including requirements of the Sarbanes-Oxley Act of 2002 and the Farm Credit Administration (FCA), as well as heightened focus on the regulatory environment for government-sponsored enterprises generally. Regulatory fees for fourth quarter 2004 were $0.6 million, compared to $0.5 million for third quarter 2004 and $0.9 million for fourth quarter 2003. FCA's regulatory fees charged to Farmer Mac for the federal fiscal year ended September 30, 2004 were $2.0 million, compared to $1.8 million for 2003. FCA has advised the Corporation that its fees for the federal fiscal year ending September 30, 2005 are estimated to be $2.3 million.

     Farmer Mac's net REO operating costs for fourth quarter 2004 were negligible, compared to income of $0.1 million for third quarter 2004 and expense of $0.3 million for fourth quarter 2003. Discussion of the provision for losses is covered under the topic of "Credit" later in this release.

Capital

     Farmer Mac's core capital totaled $237.7 million as of December 31, 2004, compared to $233.6 million as of September 30, 2004 and $215.5 million as of December 31, 2003. The regulatory methodology for calculating core capital excludes the effects on capital of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115") and FAS 133, which are reported on Farmer Mac's balance sheet as accumulated other comprehensive income/(loss). Farmer Mac's core capital as of December 31, 2004 exceeded the statutory minimum capital requirement of $128.9 million by $108.8 million.

     Farmer Mac is required to meet the capital standards of a risk-based capital stress test promulgated by FCA ("RBC test") pursuant to federal statute. The RBC test determines the amount of regulatory capital (core capital plus the allowance for losses excluding the REO valuation allowance) Farmer Mac would need to maintain positive capital during a ten-year stress period while incurring credit losses equivalent to the highest historical two-year agricultural mortgage loss rates and an interest rate shock at the lesser of 600 basis points or 50 percent of the ten-year U.S. Treasury note rate. The RBC test then adds to the resulting capital requirement an additional 30 percent for management and operational risk.

     As of December 31, 2004, the RBC test generated an estimated risk-based capital requirement of $34.7 million, compared to the risk-based capital requirement of $43.5 million as of September 30, 2004 and $38.8 million as of December 31, 2003. Farmer Mac's regulatory capital of $254.8 million as of December 31, 2004 exceeded the RBC requirement by approximately $220.1 million. Farmer Mac is required to hold capital at the higher of the statutory minimum capital requirement or the amount required by the RBC test.

     During fourth quarter 2004, Farmer Mac repurchased 228,297 shares of its Class C Non-Voting Common Stock, at an average price of $21.10 per share, pursuant to the Corporation's previously announced stock repurchase program. These repurchases reduced the Corporation's capital by approximately $4.8 million.

Credit

     As of December 31, 2004, Farmer Mac's 90-day delinquencies totaled $25.3 million, representing 0.55 percent of the principal balance of all loans held and loans underlying post-Farm Credit System Reform Act ("1996 Act") Farmer Mac I Guaranteed Securities and LTSPCs, compared to $30.1 million (0.60 percent) as of December 31, 2003. The 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.

     As of December 31, 2004, non-performing assets totaled $50.6 million, representing 1.09 percent of the principal balance of all loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs, compared to $70.0 million (1.39 percent) as of December 31, 2003. Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy, or REO. The principal balance of non-performing assets includes certain segments of the portfolio that have cycled through foreclosure and into the REO asset category, which completes the involuntary loan liquidation process. Also included is a group of loans that are current under the original loan terms or a court-approved bankruptcy plan, though the borrowers on those loans have filed for bankruptcy protection.

     From quarter to quarter, Farmer Mac anticipates that 90-day delinquencies and non-performing assets will fluctuate, both in dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year corresponding to the semi-annual (January 1st and July 1st) payment characteristics of many Farmer Mac I loans.

     As of December 31, 2004, Farmer Mac had $3.8 million of REO, compared to $7.3 million as of September 30, 2004 and $15.5 million as of December 31, 2003. Analysis of the portfolio by geographic and commodity distribution indicates that 90-day delinquencies have been and are expected to be most prevalent in the geographic areas and in agricultural commodities that do not receive significant government support. Prior to acquisition of property securing a loan, Farmer Mac develops a liquidation strategy that results in either an immediate sale or retention pending later sale. Farmer Mac evaluates these and other alternatives based upon the economics of the transactions and the requirements of local law.

     After careful evaluation of the overall improved credit quality of Farmer Mac's portfolio, the strong U.S. agricultural economy, the recent upward trends in agricultural land values and the $345.7 million year-over-year reduction in Farmer Mac's outstanding guarantees and commitments, Farmer Mac determined that the appropriate level of allowance for losses as of December 31, 2004 was $17.1 million. This resulted in the release of approximately $5.3 million from the allowance for losses in fourth quarter 2004 ($0.28 per diluted share). As of December 31, 2004, the allowance for losses was 37 basis points relative to the outstanding Farmer Mac I portfolio, compared to $22.1 million and 44 basis points as of December 31, 2003 and $20.0 million and 42 basis points as of December 31, 2002.

     The following table summarizes the changes in the components of Farmer Mac's allowance for losses and contingent obligation for probable losses for the three months ended December 31, 2004. The contingent obligation for probable losses is a component of Farmer Mac's guarantee and commitment obligation.

                                                                        Contingent
                              Allowance        REO                      Obligation
                              for Loan      Valuation      Reserve     for Probable
                               Losses       Allowance    for Losses       Losses          Total
                            ------------  ------------  ------------ ---------------  -------------
                                                     (in thousands)
Beginning balance             $ 5,225           $ -      $ 14,521         $ 2,716        $22,462
     Provision for losses        (830)          100        (3,788)           (739)        (5,257)
     Net charge-offs                -          (100)           (4)              -           (104)
                            ------------  ------------  ------------ ---------------  -------------
Ending balance                $ 4,395           $ -      $ 10,729         $ 1,977        $17,101
                            ------------  ------------  ------------ ---------------  -------------


     As of December 31, 2004, Farmer Mac analyzed the following three categories of assets for impairment, based on the fair value of the underlying collateral:
(1) the $50.6 million of non-performing assets; (2) the $32.3 million of loans for which Farmer Mac has adjusted the timing of borrowers' payment schedules within the past three years, but still expects to collect all amounts due and has not made economic concessions; and (3) the additional $56.6 million of performing loans that have previously been delinquent or are secured by real estate that produces commodities currently under stress. Those individual assessments covered a total of $139.5 million of assets measured for impairment against updated appraised values, other updated collateral valuations or discounted values. Of the $139.5 million of assets analyzed, $126.6 million were found to be collateralized adequately and $12.9 million of assets were found not to be collateralized adequately, with individual collateral shortfalls totaling $1.4 million. Accordingly, Farmer Mac allocated specific allowances of $1.4 million to those under-collateralized assets as of December 31, 2004. After the allocation of specific allowances from the total allowance for losses of $17.1 million, the non-specific or general allowance and the contingent obligation for inherent probable losses totaled $15.7 million.

     During fourth quarter 2004, Farmer Mac charged off $0.1 million of losses against the allowance for losses, compared to charge offs of $1.1 million in third quarter 2004 and $1.9 million in fourth quarter 2003. In certain collateral liquidation scenarios, Farmer Mac may recover amounts previously charged off or incur additional losses, if liquidation proceeds vary from previous estimates. During fourth quarter 2004, Farmer Mac received $1.0 million from a seller for a breach of representations and warranties associated with the prior sale of agricultural mortgage loans to Farmer Mac. This recovery is reported as miscellaneous income on the Consolidated Statements of Operations. Farmer Mac had previously charged off this amount as losses on the related loans.

     Based on Farmer Mac's analysis of its entire portfolio, individual loan-by-loan analyses and loan collection experience, Farmer Mac believes that specific and inherent probable losses are covered adequately by its allowance for losses.

Interest Rate Risk

     Farmer Mac measures its interest rate risk through several tests, including the sensitivity of its Market Value of Equity ("MVE") and Net Interest Income ("NII") to uniform or "parallel" yield curve shocks. As of December 31, 2004, a parallel increase of 100 basis points across the entire U.S. Treasury yield curve would have decreased MVE by 1.2 percent, while a parallel decrease of 100 basis points would have had a negligible effect on MVE. As of December 31, 2004, a parallel increase of 100 basis points would have increased Farmer Mac's NII, a shorter-term measure of interest rate risk, by 9.2 percent, while a parallel decrease of 100 basis points would have decreased NII by 7.7 percent. Farmer Mac's duration gap, another measure of interest rate risk, was plus 0.4 months as of December 31, 2004.

     The economic effects of all financial derivatives are included in the MVE, NII and duration gap analyses. As an alternative to long-term fixed-rate debt issuance, Farmer Mac issues short-term debt and enters into contracts to pay fixed rates of interest and receive floating rates of interest from counterparties. These "floating-to-fixed" interest rate swaps are used to adjust the characteristics of Farmer Mac's short-term debt to match more closely the cash flow and duration characteristics of its longer-term assets, thereby reducing interest rate risk, and also to derive an overall lower effective fixed-rate cost of borrowing than would otherwise be available in the conventional debt market. As of December 31, 2004, Farmer Mac had $648.5 million notional amount of floating-to-fixed interest rate swaps for terms ranging from 1 to 15 years. In addition, Farmer Mac enters into "fixed-to-floating" interest rate swaps and "basis swaps" to adjust the characteristics of its assets and liabilities to match more closely, on a cash flow and duration basis, thereby reducing interest rate risk. As of December 31, 2004, Farmer Mac had $856.7 million notional amount of such interest rate swaps.

     Farmer Mac uses financial derivatives for hedging purposes, not for speculative purposes. All of Farmer Mac's financial derivative transactions are conducted through standard, collateralized agreements that limit Farmer Mac's potential credit exposure to any counterparty. As of December 31, 2004, Farmer Mac had no uncollateralized net exposure to any counterparty.

Financial Derivatives and Financial Statement Effects of FAS 133

     Farmer Mac accounts for its financial derivatives under FAS 133, which became effective January 1, 2001. The implementation of FAS 133 resulted in significant accounting changes to both the consolidated statements of operations and balance sheets. During fourth quarter 2004, the decrease in net after-tax income resulting from FAS 133 was $0.1 million and the net after-tax increase in accumulated other comprehensive income was $7.1 million. During third quarter 2004, the increase in net after-tax income resulting from FAS 133 was $3.2 million and the net after-tax increase in accumulated other comprehensive income was $10.6 million. For fourth quarter 2003, the decrease in net after-tax income resulting from FAS 133 was $0.9 million and the net after-tax increase in accumulated other comprehensive income was $11.0 million. Accumulated other comprehensive income is not a component of Farmer Mac's regulatory core capital.

Regulatory Matters

     Regulatory actions continue to affect Farmer Mac's business outlook. Both FCA, the federal regulator of both Farmer Mac and the primary lenders in the Farm Credit System (FCS), and the Farm Credit System Insurance Corporation (FCSIC), a U.S. Government controlled corporation managed by a three-member board of directors composed of the members of the FCA Board, have cautioned FCS institutions about doing business with GSEs, including Farmer Mac, and FCSIC raised technical objections to FCS institutions' use of Farmer Mac AMBS swaps.

     During second quarter 2004, FCA published a proposed regulation relating to Farmer Mac's investments and liquidity. Farmer Mac expects to be able to comply with the regulation if it is adopted in its current form, though analysis indicates it could limit future increases in Farmer Mac's non-program investment portfolio and the related net interest income. The Corporation disagrees with certain aspects of the proposed regulation and submitted comments on the proposal to FCA accordingly.

     During third quarter 2004, FCA published a proposed regulation that, if adopted as proposed, could adversely affect Farmer Mac's business by establishing a new risk-weight allocation of capital applicable to Farmer Mac transactions with FCS institutions, a major segment of Farmer Mac's customer base. That proposed regulation would have an effective date eighteen months after the final regulation is published. As set forth in prior disclosures, Farmer Mac disagrees with the proposed regulation as it would affect the Corporation, and has submitted a comment letter to FCA setting forth its position.

Forward-Looking Statements

     In addition to historical information, this release includes forward-looking statements that reflect management's current expectations for Farmer Mac's future financial results, business prospects and business developments. Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors could cause Farmer Mac's actual results or events to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1) the rate and direction of development of the secondary market for agricultural mortgage loans; (2) the possible establishment of additional statutory or regulatory restrictions or constraints on Farmer Mac that could hamper its growth or diminish its profitability; (3) legislative or regulatory developments or interpretations of Farmer Mac's statutory charter that could adversely affect Farmer Mac or the ability or motivation of certain lenders to participate in its programs or the terms of any such participation, or increase the cost of regulation and related corporate activities; (4) possible reaction in the financial markets to events involving government-sponsored enterprises other than Farmer Mac; (5) Farmer Mac's access to the debt markets at favorable rates and terms; (6) the possible effect of the risk-based capital requirement, which could, under certain circumstances, be in excess of the statutory minimum capital requirement; (7) the rate of growth in agricultural mortgage indebtedness; (8) lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (9) borrower preferences for fixed-rate agricultural mortgage indebtedness; (10) competitive pressures in the purchase of agricultural mortgage loans and the sale of agricultural mortgage backed and debt securities; (11) substantial changes in interest rates, agricultural land values, commodity prices, export demand for U.S. agricultural products and the general economy; (12) protracted adverse weather, market or other conditions affecting particular geographic regions or particular commodities related to agricultural mortgage loans backing Farmer Mac I Guaranteed Securities or under LTSPCs; (13) the willingness of investors to invest in agricultural mortgage-backed securities; or (14) the effects on the agricultural economy or the value of agricultural real estate of any changes in federal assistance for agriculture. Other factors are discussed in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 15, 2004 and Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the SEC on November 9, 2004. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect any future events or circumstances, except as otherwise mandated by the SEC.

     Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Forms 10-K and 10-Q referenced above) is available on Farmer Mac's website at www.farmermac.com. The conference call to discuss Farmer Mac's fourth quarter 2004 earnings and this press release will be webcast on Farmer Mac's website beginning at 11:00 a.m. eastern time, Thursday, January 27, 2005, and an audio recording of that call will be available for two weeks on Farmer Mac's website after the call is concluded.

                                     * * * *

                            Federal Agricultural Mortgage Corporation
                                  Consolidated Balance Sheets
                                          (unaudited)
                                         (in thousands)

                                                     December 31,          December 31,
                                                         2004                  2003
                                                  ------------------    ------------------

Assets:
   Cash and cash equivalents                           $ 430,504             $ 623,674
   Investment securities                               1,056,143             1,064,782
   Farmer Mac Guaranteed Securities                    1,376,847             1,508,134
   Loans held for sale                                    15,281                46,662
   Loans held for investment                             871,988               942,929
     Allowance for loan losses                            (4,395)               (5,967)
                                                  ------------------    ------------------
        Loans, net                                       882,874               983,624
   Real estate owned, net of valuation allowance
     of zero and $0.2 million                              3,845                15,478
   Financial derivatives                                   1,499                   961
   Interest receivable                                    55,931                58,423
   Guarantee and commitment fees receivable               19,871                16,885
   Deferred tax asset, net                                 6,518                10,891
   Prepaid expenses and other assets                      10,585                16,798
                                                  ------------------    ------------------
    Total Assets                                     $ 3,844,617           $ 4,299,650
                                                  ------------------    ------------------
Liabilities and Stockholders' Equity:
   Notes payable:
    Due within one year                              $ 2,520,172           $ 2,799,384
    Due after one year                                   962,201             1,136,110
                                                  ------------------    ------------------
     Total notes payable                               3,482,373             3,935,494
   Financial derivatives                                  47,793                67,670
   Accrued interest payable                               23,311                26,342
   Guarantee and commitment obligation                    16,869                14,144
   Accounts payable and accrued expenses                  26,690                29,574
   Reserve for losses                                     10,729                13,172
                                                  ------------------    ------------------
    Total Liabilities                                  3,607,765             4,086,396
   Preferred stock                                        35,000                35,000
   Common stock at par                                    11,822                12,054
   Additional paid-in capital                             87,777                88,652
   Accumulated other comprehensive income/(loss)            (882)               (2,295)
   Retained earnings                                     103,135                79,843
                                                  ------------------    ------------------
   Total Stockholders' Equity                            236,852               213,254
                                                  ------------------    ------------------
    Total Liabilities and Stockholders' Equity       $ 3,844,617           $ 4,299,650
                                                  ------------------    ------------------




                                 Federal Agricultural Mortgage Corporation
                                   Consolidated Statements of Operations
                                               (unaudited)
                                  (in thousands, except per share amounts)

                                                        Three Months Ended             Year Ended
                                                   --------------------------- -----------------------------
                                                    December 31,  December 31,  December 31,   December 31,
                                                        2004          2003          2004           2003
                                                   -------------- ------------ -------------- --------------

Interest income:
  Investments and cash equivalents                   $ 10,528      $ 8,796       $ 36,386       $ 35,287
  Farmer Mac Guaranteed Securities                     16,668       17,708         66,222         73,692
  Loans                                                12,412       12,901         51,386         52,580
                                                   -------------- ------------ -------------- --------------
     Total interest income                             39,608       39,405        153,994        161,559
Interest expense                                       31,636       30,311        120,747        124,307
                                                   -------------- ------------ -------------- --------------
Net interest income                                     7,972        9,094         33,247         37,252
Provision for loan losses                                 830         (509)        (1,589)        (6,524)
                                                   -------------- ------------ -------------- --------------
Net interest income after provision for loan losses     8,802        8,585         31,658         30,728

Guarantee and commitment fees                           5,235        5,424         20,977         20,685
Gains/(Losses) on financial derivatives
   and trading assets                                     399       (1,297)         2,846          2,357
Gain on sale of Farmer Mac Guaranteed Securities            -            -            367              -
Gains/(Losses) on the sale of real estate owned           642          201            523            178
Miscellaneous income                                    1,126           69          4,311            812
                                                   -------------- ------------ -------------- --------------
     Total revenues                                    16,204       12,982         60,682         54,760
                                                   -------------- ------------ -------------- --------------

Expenses:
  Compensation and employee benefits                    1,809        1,634          7,036          6,121
  General and administrative                            2,868        2,078          8,800          6,031
  Regulatory fees                                         576          857          2,141          2,005
  REO operating costs, net                                 (4)         264            287            264
  Provision for losses                                 (4,427)         459         (2,001)           761
                                                   -------------- ------------ -------------- --------------
     Total operating expenses                             822        5,292         16,263         15,182
                                                   -------------- ------------ -------------- --------------
Income before income taxes                             15,382        7,690         44,419         39,578
Income tax expense                                      4,985        2,234         13,951         12,308
                                                   -------------- ------------ -------------- --------------
Net income                                             10,397        5,456         30,468         27,270
Preferred stock dividends                                (560)        (560)        (2,240)        (2,240)
                                                   -------------- ------------ -------------- --------------
Net income available to common stockholders           $ 9,837      $ 4,896       $ 28,228       $ 25,030
                                                   -------------- ------------ -------------- --------------

Earnings per common share:
    Basic earnings per common share                    $ 0.83       $ 0.42         $ 2.35         $ 2.13
    Diluted earnings per common share                  $ 0.82       $ 0.40         $ 2.32         $ 2.08
    Common stock dividends                             $ 0.10          $ -         $ 0.10            $ -

                    Federal Agricultural Mortgage Corporation
                            Supplemental Information

      The following tables present quarterly and annual information regarding loan purchases, guarantees and LTSPCs, outstanding guarantees and LTSPCs and non-performing assets and 90-day delinquencies.

                     Farmer Mac Purchases, Guarantees and LTSPCs
-----------------------------------------------------------------------------------------
                                  Farmer Mac I
                         ------------------------------
                          Loans and
                          Guaranteed
                          Securities        LTSPCs       Farmer Mac II       Total
                         ------------- ----------------- ---------------- ---------------
                                               (in thousands)
For the quarter ended:
   December 31, 2004       $ 28,211        $ 34,091         $ 55,122       $ 117,424
   September 30, 2004        23,229          84,097           49,798         157,124
   June 30, 2004             27,520         127,098           34,671         189,289
   March 31, 2004            25,444         147,273           34,483         207,200
   December 31, 2003         25,148         218,097           44,971         288,216
   September 30, 2003        42,760         199,646          106,729         349,135
   June 30, 2003             65,615         179,025           77,636         322,276
   March 31, 2003            59,054         166,574           41,893         267,521
   December 31, 2002         62,841         395,597           38,714         497,152

For the year ended:
   December 31, 2004        104,404         392,559          174,074         671,037
   December 31, 2003        192,577         763,342          271,229       1,227,148

                          Outstanding Balance of Farmer Mac Loans, Guarantees and LTSPCs (1)
------------------------------------------------------------------------------------------------------------
                                         Farmer Mac I
                          -----------------------------------------------
                                   Post-1996 Act
                          -------------------------------
                            Loans and
                            Guaranteed                        Pre-1996
                            Securities         LTSPCs            Act         Farmer Mac II       Total
                          ---------------  --------------  --------------  ---------------- ----------------
                                                           (in thousands)
As of:
  December 31, 2004        $ 2,371,405      $2,295,103        $ 18,639         $ 768,542      $ 5,453,689
  September 30, 2004         2,406,133       2,381,006          18,909           742,474        5,548,522
  June 30, 2004              2,521,026       2,390,779          22,155           715,750        5,649,710
  March 31, 2004             2,566,412       2,382,648          22,261           722,978        5,694,299
  December 31, 2003          2,696,530       2,348,702          24,734           729,470        5,799,436
  September 30, 2003 (2)     2,721,775       2,174,182          25,588           720,584        5,642,129
  June 30, 2003              2,108,180       2,790,480          28,057           668,899        5,595,616
  March 31, 2003             2,111,861       2,732,620          29,216           650,152        5,523,849
  December 31, 2002          2,168,994       2,681,240          31,960           645,790        5,527,984

                              Outstanding Balance of Loans Held and Loans Underlying
                                On-Balance Sheet Farmer Mac Guaranteed Securities
------------------------------------------------------------------------------------------------------------------
                              Fixed Rate
                             (10-yr. Wtd.          5-to-10-Year         1-Month-to-3-Year
                              Avg. Term)          ARMs and Resets             ARMs                    Total
                         --------------------   ------------------   ----------------------   --------------------
                                                            (in thousands)
As of:
     December 31, 2004         $ 763,210            $ 923,520                $ 533,686            $ 2,220,416
     September 30, 2004          753,205              929,641                  520,246              2,203,092
     June 30, 2004               782,854              978,531                  529,654              2,291,039
     March 31, 2004              818,497              978,263                  548,134              2,344,894
     December 31, 2003           860,874            1,045,217                  542,024              2,448,115
     September 30, 2003          865,817            1,037,168                  535,915              2,438,900
     June 30, 2003               889,839            1,064,824                  511,700              2,466,363
     March 31, 2003              880,316            1,057,310                  515,910              2,453,536
     December 31, 2002         1,003,434              981,548                  494,713              2,479,695


                                        Non-performing Assets and 90-Day Delinquencies
----------------------------------------------------------------------------------------------------------------------------------
                         Outstanding
                         Post-1996 Act                                          Less:
                            Loans,              Non-                           REO and
                        Guarantees and       performing                       Performing           90-Day
                            LTSPCs           Assets (3)       Percentage     Bankruptcies      Delinquencies (4)      Percentage
                      ------------------  ---------------   -------------  ----------------  ---------------------  --------------
                                                              (dollars in thousands)
As of:
   December 31, 2004     $ 4,642,208         $ 50,636           1.09%         $ 25,353             $ 25,283             0.55%
   September 30, 2004      4,756,839           75,022           1.58%           27,438               47,584             1.01%
   June 30, 2004           4,882,505           69,751           1.43%           36,978               32,773             0.68%
   March 31, 2004          4,922,759           91,326           1.86%           33,951               57,375             1.17%
   December 31, 2003       5,020,032           69,964           1.39%           39,908               30,056             0.60%
   September 30, 2003      4,871,756           84,583           1.74%           37,442               47,141             0.98%
   June 30, 2003           4,875,059           80,169           1.64%           28,883               51,286             1.06%
   March 31, 2003          4,820,887           94,822           1.97%           18,662               76,160             1.58%
   December 31, 2002       4,821,634           75,308           1.56%           17,094               58,214             1.21%


                            Distribution of Post-1996 Act Non-performing Assets
                             and 90-Day Delinquencies by Original LTV Ratio (5)
                                       as of December 31, 2004
------------------------------------------------------------------------------------------------------
                                       (dollars in thousands)
                                  Non-performing                           90-Day
  Original LTV Ratio                  Assets           Percentage       Delinquencies      Percentage
-----------------------        -------------------    ------------    ----------------   -------------
   0.00% to 40.00%                   $ 3,752               8%             $ 2,823              11%
  40.01% to 50.00%                     7,132              14%               2,321               9%
  50.01% to 60.00%                    26,494              52%              12,349              49%
  60.01% to 70.00%                    12,128              24%               7,030              28%
  70.01% to 80.00%                     1,059               2%                 689               3%
  80.01% +                                71               0%                  71               0%
                               -------------------    ------------    ----------------   -------------
                 Total              $ 50,636             100%              $ 25,283           100%
                               -------------------    ------------    ----------------   -------------

                                   Distribution of Post-1996 Act Non-performing Assets
                                    and 90-Day Delinquencies by Loan Origination Date
                                                as of December 31, 2004
---------------------------------------------------------------------------------------------------------------
                                                (dollars in thousands)
                      Outstanding
                     Post-1996 Act
     Loan                Loans,
  Origination          Guarantees         Non-performing                           90-Day
     Date              and LTSPCs             Assets          Percentage        Delinquencies     Percentage
----------------  -------------------  ------------------  ----------------   ----------------  ---------------
  Before 1994           $ 541,561         $ 1,755              0.32%                $ 892            0.16%
     1994                 130,935             507              0.39%                  507            0.39%
     1995                 127,128           2,869              2.26%                2,097            1.66%
     1996                 292,258           8,108              2.77%                5,427            1.87%
     1997                 353,594           8,127              2.30%                2,342            0.67%
     1998                 565,536           7,328              1.30%                2,167            0.39%
     1999                 567,633           9,071              1.60%                5,138            0.91%
     2000                 341,760           5,280              1.54%                1,741            0.51%
     2001                 519,914           6,069              1.17%                3,979            0.77%
     2002                 575,000             937              0.16%                  408            0.07%
     2003                 449,799             585              0.13%                  585            0.13%
     2004                 177,090               -              0.00%                    -            0.00%
                  -------------------  ------------------  ----------------   ---------------   ---------------
          Total       $ 4,642,208        $ 50,636              1.09%             $ 25,283            0.55%
                  -------------------  ------------------  ----------------   ---------------   ---------------

(1) Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac II loans are guaranteed by the U.S. Department of Agriculture.
(2) The Loans and Guaranteed Securities and LTSPCs amounts reflect the conversion of $722.3 million of existing LTSPCs to Guaranteed Securities during third quarter 2003 at the request of a program participant.
(3) Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy (including loans performing under either their original loan terms or a court-approved bankruptcy plan) or real estate owned.
(4) 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.
(5) Original LTV ratio is calculated by dividing the loan principal balance at the time of guarantee, purchase or commitment by the appraised value at the date of loan origination or, when available, the updated appraised value at the time of guarantee, purchase or commitment.